As filed with the Securities and Exchange Commission on November 13, 2000
                                                 Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Time Warner Telecom Inc.
            (Exact name of Registrant as specified in its charter)

            Delaware                                   84-1500624
  (State or other jurisdiction            (I.R.S. Employer Identification No.)
or incorporation or organization)
                           10475 Park Meadows Drive
                           Littleton, Colorado 80124
                                (303) 566-1000

 (Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)

                                 Paul B. Jones
                   Senior Vice President and General Counsel
                           Time Warner Telecom Inc.
                           10475 Park Meadows Drive
                           Littleton, Colorado 80124
                                (303) 566-1000

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

         William P. Rogers, Jr.                       Faith H. Grossnickle
         Cravath, Swaine & Moore                       Shearman & Sterling
             Worldwide Plaza                          599 Lexington Avenue
            825 Eighth Avenue                     New York, New York 10022-6069
        New York, New York 10019                         (212) 848-4000
             (212) 474-1270

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
=====================================================================================================
                                                                    Proposed
                                                      Proposed       Maximum
                                    Amount             Maximum      Aggregate
  Title of each Class of             to be        (Offering Price   Offering         Amount of
Securities to be Registered     Registered(1)(2)  Per Unit(1)(2)   Price(1)(3)  Registration Fee(4)

Debt Securities.................
Preferred Stock (5).............
Class A Common Stock, $.01
 par value per share (6)........
Total...........................                                  $700,000,000        $1,848,000
=====================================================================================================

(1) There are being registered under this Registration Statement such indeterminate number of shares of Class A Common Stock and Preferred Stock of the Registrant, and such indeterminate principal amount of Debt Securities of the Registrant, as shall have an aggregate initial offering price not to exceed $700,000,000. If any Debt Securities are issued at an original issue discount, then the securities registered shall include such additional Debt Securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $700,000,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering prices per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement.

(2) Not specified with respect to each class of securities to be registered pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3) Estimated solely for the purpose of calculating the registration fee. Any offering of Debt Securities denominated in any foreign currency or currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities from the Registrant. No separate consideration will be received for Class A Common Stock, Preferred Stock or Debt Securities that are issued upon conversion or exchange of Debt Securities or Preferred Stock registered hereunder.

(4) Calculated pursuant to Rule 457 of the rules and regulations under the Securities Act.

(5) Including such indeterminate number of shares of Preferred Stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of Debt Securities or Preferred Stock registered hereunder, to the extent any such Debt Securities are, by their terms, convertible into Preferred Stock.

(6) Including such indeterminate number of shares of Class A Common Stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of Debt Securities or Preferred Stock registered hereunder, to the extent any of such Debt Securities or shares of Preferred Stock are, by their terms, convertible into Class A Common Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2000

PROSPECTUS

                           TIME WARNER TELECOM INC.

     From time to time, we may sell any of the following securities:

     - DEBT SECURITIES
     - PREFERRED STOCK
     - CLASS A COMMON STOCK

     We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. The aggregate of the offering prices of securities covered by this prospectus will not exceed $700,000,000.

     Our Class A common stock is traded over-the-counter on the NASDAQ Stock Market's National Market under the trading symbol "TWTC." The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on the NASDAQ Stock Market's National Market or any securities exchange of the securities covered by the prospectus supplement.

     The securities may be sold to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

     Investing in the securities involves certain risks. See "Risk Factors" beginning on page 7.

     This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

              The date of this prospectus is .............., 2000

                               TABLE OF CONTENTS

                                                                          Page

ABOUT THIS PROSPECTUS........................................................5

WHERE YOU CAN FIND MORE INFORMATION..........................................5

INCORPORATION OF INFORMATION WE FILE WITH THE SEC............................5

FORWARD-LOOKING STATEMENTS...................................................6

THE COMPANY..................................................................7

RISK FACTORS.................................................................7

RATIO OF EARNINGS TO FIXED CHARGES..........................................21

USE OF PROCEEDS.............................................................21

DESCRIPTION OF DEBT SECURITIES..............................................21

DESCRIPTION OF CAPITAL STOCK................................................64

PLAN OF DISTRIBUTION........................................................68

VALIDITY OF SECURITIES......................................................69

EXPERTS.....................................................................69

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $700,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

Public Reference Room    New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.   7 World Trade Center       Citicorp Center
Room 1024                Suite 1300                 500 West Madison Street
Washington, D.C. 20549   New York, New York 10048   Suite 1400
                                                    Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of The NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     o    incorporated documents are considered part of this prospectus;

     o we can disclose important information to you by referring you to those documents; and

     o information that we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below:

     (1) Our Annual Report on Form 10-K for the year ended on December 31,
1999.

     (2) Our Quarterly Reports on Form 10-Q for the quarters ended on March 31, 2000 and June 30, 2000.

     (3) The description of our common stock contained in the Registration Statement on Form S-1, as amended (file No. 333-33166), filed April 26, 2000.

     (4) Our Current Reports on Form 8-K dated September 18, 2000, November 1, 2000 and on Form 8-K/A dated November 8, 2000.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the securities offered by this prospectus:

     o    Reports filed under Section 13(a) and (c) of the Exchange Act;

     o Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders meeting; and

     o    Any reports filed under Section 15(d) of the Exchange Act.

     You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                           Time Warner Telecom Inc.
                           10475 Park Meadows Drive
                              Littleton, CO 80124
                           Telephone: (303) 566-1000

     If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                          FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, including statements regarding, among other items, our business and operating strategy, operations, economic performance and financial condition. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors." We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus might not occur.

                                  THE COMPANY

     We are a leading fiber facilities-based integrated communications provider offering local businesses "last mile" broadband connections for data, high-speed internet access, local voice and long distance services. We offer a wide range of business telephony services, primarily to medium- and large-sized telecommunications-intensive business end-users, long distance carriers, internet service providers, wireless communications companies and governmental entities. These business telephony services include dedicated transmission, local switched, long distance, data and video transmission services and high-speed dedicated internet access.

     On September 11, 2000, we executed a definitive asset purchase agreement to acquire substantially all of the assets of GST Telecommunications, Inc. and its subsidiaries ("GST") out of bankruptcy. GST is a facilities-based integrated communications provider offering voice, data and internet services primarily to business customers throughout the western United States. The asset purchase agreement provides for the purchase of substantially all of the GST assets for cash consideration of $640 million, plus the assumption of certain liabilities and fees, for a total purchase price of $690 million, subject to certain purchase price adjustments. On September 21, 2000, we received approval for this acquisition from the U.S. District Court for the District of Delaware. The completion of the acquisition is subject to obtaining regulatory approvals and certain other closing conditions. Although there can be no assurance that the approvals will be obtained or that the acquisition will be completed, we currently expect to complete the acquisition by the end of 2000 or the first quarter of 2001.

     We operate networks in 22 metropolitan markets and expect to activate networks in seven additional markets by the end of 2001, bringing the total to 29. In addition, the acquisition of the GST assets, if completed, will expand our business into 15 additional markets in the western United States. As of June 30, 2000, our networks covered 9,271 route miles, contained 344,377 fiber miles and offered service to 6,708 on-net and off-net buildings. The acquisition of the GST assets, if completed, will add to our network 4,210 route miles, 227,674 fiber miles and service to 339 on-net buildings. The acquisition of the GST assets also will provide us with a second network operations center, in Vancouver, Washington.

     Our principal executive offices are located at 10475 Park Meadows Drive, Littleton, Colorado 80124, and our telephone number is (303) 566-1000.

                                 RISK FACTORS

     An investment in the securities is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks actually occurs, our business could be harmed. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business.

                     Risks Relating to us and our Business

Our limited operating history may not be a reliable basis for evaluating our prospects.

     Time Warner Cable began our business in 1993. Since the beginning of 1997, our business has changed substantially as it has rapidly expanded into switched services. As a result, prospective purchasers have limited historical financial information available to evaluate our likely future performance. When making a decision to invest in the securities, prospective purchasers should consider the risks, expenses and difficulties frequently encountered by companies that are in their development stage.

We have a history of operating losses and expect to experience operating losses for the foreseeable future.

     Net of the effect of non-recurring reciprocal compensation settlements, we have incurred operating losses since our inception. For the year ended December 31, 1999 and the six months ended June 30, 2000, we had operating losses of $38.6 million and $0.9 million, net of the effect of non-recurring reciprocal settlements of $7.6 million and $27.3 million, respectively. After giving effect to the acquisition of the assets of GST and associated financings, we would have had operating losses of $105.2 million and $48.0 for the year ended December 31, 1999 and the six months ended June 30, 2000, net of the effect of non-recurring reciprocal compensation settlements of $7.6 million and $27.3 million, respectively. We expect to continue to incur, and perhaps increase, operating losses as we build our networks, expand our customer base and as we integrate the acquired assets of GST. Operating losses will reduce our ability to meet working capital needs and increase our need for external financing.

     The development of our business requires substantial capital expenditures. As described below, we have plans to increase our annual capital expenditures during 2001 to expand our operations. A substantial part of these expenditures are incurred before any related revenue is realized. Capital expenditures and other operating expenditures will result in negative cash flow and operating losses for our new markets until and unless we develop an adequate customer base and revenue stream from those markets. We expect that each network will produce negative cash flow for at least two and a half years after it begins operations. Moreover, we may never develop an adequate customer base, sustain profitability, or generate sufficient cash flow.

The indenture for the 9 3/4% Senior Notes, and the indenture for the debt securities offered under this Prospectus, contain restrictive covenants that may limit our flexibility.

     The indentures limit, and in some circumstances prohibit, our ability to:

     o    incur additional debt;

     o    pay dividends;

     o    make investments or other restricted payments;

     o    engage in transactions with stockholders and affiliates;

     o    create liens;

     o    sell assets;

     o    issue or sell capital stock of subsidiaries; and

     o    engage in mergers and acquisitions.

     These covenants may limit our financial and operating flexibility. In addition, if we do not comply with these covenants, the holders of the 9 3/4% Senior Notes may accelerate our debt under the 9 3/4% Senior Notes and the holders of the debt securities may accelerate our debt under the debt securities.

We will require substantial capital to expand our operations.

     The development and expansion of our networks requires substantial capital investment. If this capital is not available when needed, our business will be adversely affected. Including the effects of the GST acquisition, we expect our principal capital requirements for 2001 to be:

     o approximately $550 million to purchase and install switches, electronics, fiber and other technologies in existing, acquired and future networks; and

     o approximately $50 million for capital expenditures for our management information system infrastructure.

We expect to require additional third-party financing.

     We recently received commitments from various financial institutions to replace our existing $475 million senior secured revolving credit facility with a $1 billion amended and restated credit facility. We also recently entered into a commitment letter for a $700 million unsecured bridge loan facility. We expect to use these facilities to finance the $690 million purchase price of the GST acquisition, associated fees and expenses relating to the GST acquisition and for future capital expenditures and working capital. We expect to apply some or all of the proceeds of offerings under this prospectus to refinance borrowings under these credit facilities. We may be required to seek additional financing if:

     o    our business plans and cost estimates prove to be inaccurate;

     o we decide to further accelerate the expansion of our business and existing networks;

     o we consummate further acquisitions or joint ventures that require capital; or

     o we are not able to license additional capacity from Time Warner Cable at acceptable rates.

     When we seek additional financing, the terms offered may place significant limits on our financial and operating flexibility, or may not be acceptable to us. The failure to raise sufficient funds when needed and on reasonable terms may require us to modify or significantly curtail our business expansion plans. This could have a material adverse impact on our growth, ability to compete, and ability to service our existing debt.

Our substantial indebtedness, and servicing our indebtedness may impair our financial and operating flexibility.

     We have a substantial amount of debt outstanding and we expect to incur substantial additional debt to acquire GST. This substantial indebtedness may have an adverse impact on us. For example:

     o    our ability to obtain additional financing may be limited;

     o a substantial portion of our cash flow will be dedicated to pay interest and principal on our debt;

     o our ability to satisfy our debt obligations may be diminished including obligations under the debt securities;

     o    we may be more vulnerable to economic downturns; and

     o    our ability to withstand competitive pressure may decrease.

     As of June 30, 2000, we had approximately $400 million consolidated total debt, and after giving effect to the acquisition of the assets of GST and related borrowings under the new credit facility and bridge loan facility we would have had approximately $1.3 billion of consolidated total debt as of that date

To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

     Our ability to make payments on our indebtedness, including the debt securities, and to fund planned capital expenditures will depend on our ability to generate cash in the future.

     Our historical financial results have been, and our future financial results might be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the debt securities, or to fund our other liquidity needs. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain alternative strategies will require the consent of our senior secured lenders before we engage in any such strategy.

Our business may be adversely affected if we do not successfully manage our expansion into new markets and services.

     We plan to offer new communications services, expand service in our existing markets, interconnect our existing markets and enter new markets. If we are not successful in implementing these changes, our results of operations will likely be adversely affected.

     Our ability to manage this expansion depends on many factors, including the ability to:

     o    attract new customers and sell new services to existing customers;

     o    design, acquire and install transmission and switching facilities;

     o    employ new technologies;

     o    obtain any required governmental permits and rights-of-way;

     o    implement interconnection with local exchange carriers;

     o    expand, train and manage our employee base;

     o enhance our financial, operating and information systems to effectively manage our growth; and

     o accurately predict and manage the cost and timing of our capital expenditure programs.

     Even if we are successful in completing the infrastructure to support our expanded business, that business may not be profitable and may not generate positive cash flow for us.

Our business may be limited if the capacity license with Time Warner Cable expires or is terminated.

     If the capacity license with Time Warner Cable is not renewed on expiration in 2028 or is terminated prior to that time, we may need to build, lease or otherwise obtain fiber optic capacity. The terms of those arrangements may be materially less favorable to us than the terms of our existing capacity license.

     At expiration of the capacity license, Time Warner Cable is obligated to negotiate a renewal in good faith, but we may be unable to reach agreement with Time Warner Cable on acceptable terms. In addition, Time Warner Cable may terminate the capacity license before expiration upon:

     o a material impairment of Time Warner Cable's ability to provide the license by law;

     o    a material breach of the capacity license by us; or

     o the institution of any proceedings to impose any public utility or common carrier status or obligations on Time Warner Cable, or any other proceedings challenging Time Warner Cable's operating authority as a result of the services provided to us under the capacity license.

     The capacity license prohibits us from offering residential services or content services with the capacity licensed from Time Warner Cable.

We may lose the right to use the "Time Warner" name.

     We believe the "Time Warner" brand name is valuable and its loss could have an adverse effect on us. Under a license agreement with Time Warner, we are required to discontinue use of the "Time Warner" name in the following circumstances:

     o the license agreement expires after an initial term ending July 2002 or any permitted renewal;

     o    Time Warner no longer owns at least 30% of our common stock;

     o Time Warner no longer has the right to nominate at least three members of our board of directors;

     o we violate covenants in the capacity license with Time Warner Cable relating to residential services and content services; or

     o a Class B Stockholder transfers its Class B common stock and its rights to designate nominees to the board of directors to a third party.

     Under these circumstances, we may change our name to "TW Telecom Inc." or some other name. Such name change, and the inability to use the "Time Warner" name, could have an adverse effect on our ability to conduct our business and on our financial condition and results of operations.

Several customers account for a significant amount of our revenue.

     We have substantial business relationships with a few large customers. For the year ended December 31, 1999, our top ten customers accounted for approximately 39% of our total revenue. Our largest customer for the year ended December 31, 1999, AT&T Corporation and its affiliates, represented approximately 13.5% of our total revenue. However, a substantial portion of that revenue results from traffic that is directed to us by customers that have selected that long distance carrier. No other customer, including customers who direct their business through long distance carriers, accounted for 10% or more of revenue.

Some of our customer agreements may not continue.

     Some of our customer agreements are subject to termination on short notice and do not require the customer to maintain its agreements at current levels, and we cannot assure you that such customers will continue to purchase the same services or level of services. We believe that certain interexchange carriers are pursuing alternatives to their current practices with regard to obtaining local telecommunications services, including acquisition or construction of their own facilities. In addition, interexchange carriers may be able to provide local service by reselling the facilities or services of an incumbent local exchange carrier, which may be more cost-effective for an interexchange carrier than using our services or another competitive access provider or competitive local exchange carrier.

We are dependent on Time Warner Cable's permits, licenses and rights-of-way.

     We currently license a significant portion of our fiber optic capacity from Time Warner Cable. Municipalities that regulate Time Warner Cable may or may not seek to impose additional franchise fees or otherwise charge Time Warner Cable. We must reimburse Time Warner Cable for any new fees or increases. Time Warner Cable or Time Warner Telecom may not be able to obtain all necessary permits, licenses or agreements from governmental authorities or private rights-of-way providers necessary to effect future license transactions. This would hinder our ability to expand our existing networks or develop new networks successfully in locations served by Time Warner Cable.

We depend on third party vendors for information systems.

     We have entered into agreements with vendors that provide for the development and operation of back office systems, such as ordering, provisioning and billing systems. The failure of those vendors to perform their services in a timely and effective manner at acceptable costs could have a material adverse effect on our growth and our ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies.

If we do not adapt to rapid changes in the telecommunications industry, we could lose customers or market share.

     The telecommunications industry will continue to experience rapid changes in technology. Our future success may depend on our ability to adapt to any changes in the industry. Our failure to adopt new technology, or our choice of one technological innovation over another, may have an adverse impact on our ability to compete or meet customer demands.

We are controlled by the Class B Stockholders.

     Time Warner Inc., MediaOne (renamed AT&T Corporation) and Time Warner Entertainment-Advance/Newhouse Partnership, the Class B stockholders, hold all the outstanding shares of Class B common stock. The Class B stockholders generally have the collective ability to control all matters requiring stockholder approval, including the nomination and election of directors. The Class B common stock is not subject to any mandatory conversion provisions other than pursuant to certain transfer restrictions. The disproportionate voting rights of the Class B common stock relative to the Class A common stock may delay or prevent a change in control of Time Warner Telecom, and may make us a less attractive takeover target.

     Our board of directors consists of seven directors. Under the Stockholders Agreement, Time Warner has the right to designate three nominees for the board of directors and Advance/Newhouse Partnership has the right to designate one nominee. Under the Stockholders Agreement, Class B stockholders agree to vote in favor of all nominees selected by the Class B stockholders. Class B stockholders will also have the power to elect the other members of our board of directors.

Each of the Class B Stockholders has veto rights over certain actions.

     Under our restated certificate of incorporation, as long as the outstanding Class B common stock represents at least 50% of the aggregate voting power of both classes of common stock outstanding, the approval of 100% of the Class B stockholders is required:

     o to permit us to provide residential services or content services prior to May 2004;

     o to amend our restated certificate of incorporation, other than in connection with certain ministerial actions; or

     o for any direct or indirect disposition by us of capital stock of subsidiaries or assets that in either case represents substantially all our assets on a consolidated basis.

     The approval of 100% of the Class B stockholders is also required for the issuance of any additional shares of Class B common stock or any capital stock having more than one vote per share.

The holders of Class B Common Stock can sell control of Time Warner Telecom at a time when they do not have a majority economic interest in Time Warner Telecom, and exclude the holders of Class A Common Stock from participating in the sale.

     The Stockholders Agreement provides that, subject to the rights of first refusal of the other holders of Class B common stock, the Class B stockholders may transfer their Class B common stock. If a holder sells all, but not less than all, of its Class B common stock as shares of Class B common stock, such holder may transfer its right to nominate Class B nominees for election to the board of directors. In addition, all of the holders of Class B common stock have the right to participate in certain sales by Time Warner of its Class B common stock. Accordingly, majority control of Time Warner Telecom could be transferred by one or more holders of Class B common stock at a time when such holder or holders of Class B common stock do not have a majority of the economic interest in Time Warner Telecom and with no assurance that the holders of Class A common stock would be given the opportunity to participate in the transaction or, if they were permitted to participate in the transaction, to receive the same amount and type of consideration for their stock in Time Warner Telecom as the holders of Class B common stock.

     In addition, we have elected not to be subject to Section 203 of the Delaware General Corporation Law, which would otherwise provide certain restrictions on "business combinations" between us and any person acquiring a significant, 15% or greater, interest in us other than in a transaction approved by our board of directors and in certain cases by our stockholders.

The Class B Stockholders may compete with us.

     The Class B stockholders are in the cable television business. There is no restriction on the Class B stockholders' ability to compete with us. They may, now or in the future, provide the same or similar services to those that we provide.

Some of our business activities are restricted.

     Our restated certificate of incorporation restricts our business activities. These restrictions limit our ability to expand our business and could deprive us of valuable future opportunities. Under the restated certificate of incorporation, we may not, directly or through a subsidiary or affiliate:

     o    provide residential services; or

     o produce or otherwise provide entertainment, information, or any other content services, with certain limited exceptions.

     We may engage in these activities with the affirmative vote of all the holders of the Class B common stock or on the earlier of:

     o five years from the date of our restated certificate of incorporation, which is May 2004; or

     o the date the Class B common stock represents less than 50% of our voting power (as of June 30, 2000, Class B common stock represented approximately 95.6% of our voting power).

     We are subject to the same restrictions under the capacity license with Time Warner Cable, except that those restrictions apply only to our use of the leased capacity but last until the capacity license expires in 2028 or is terminated. We believe these restrictions will not materially affect our ability to operate our business as currently planned.

Some of our directors may have conflicts of interest.

     Some of our directors are also directors, officers or employees of the Class B stockholders or their affiliates. Although these directors have fiduciary obligations to Time Warner Telecom under Delaware law, they may face conflicts of interest. For example, conflicts of interest may arise with respect to certain business opportunities available to, and certain transactions involving, Time Warner Telecom. The Class B stockholders have not adopted any special voting procedures to deal with such conflicts of interest. The resolution of these conflicts may be unfavorable to us. Our restated certificate of incorporation provides for the allocation of corporate opportunities between us and the Class B stockholders. See "Description of Capital Stock."

            Risks Relating to our Acquisition of the Assets of GST

We may have difficulty integrating the acquired assets and businesses of GST.

     We have entered into the asset purchase agreement with GST with the expectation that the asset purchase will result in certain benefits, including expansion of the markets we serve and increasing our operational efficiencies. Achieving the benefits of the asset purchase will depend upon the successful integration of the acquired businesses into our existing operations. We can not assure you that we will be successful in integrating the acquired GST assets into our current businesses. The integration risks associated with the acquisition include but are not limited to:

     o the diversion of our management's attention, as integrating the GST operations and assets will require a substantial amount of our management's attention,

     o difficulties associated in assimilating GST's technology, including billing and customer information systems, and

     o any significant loss of key GST operational personnel could lead to interruptions in our billing, accounting and engineering capabilities.

     We cannot assure you that we will be able to successfully overcome the risks associated with integrating the assets we acquire from GST. There is a risk that the costs of integration could have a material adverse effect on our operating results.

Delay or conditioning of regulatory approval in connection with the acquisition of the GST assets could have a material adverse effect on our results of operations.

     Consummation of the asset purchase agreement is conditioned on the receipt of regulatory consents and approvals that are required under applicable statutes, policies and rules governing state utility commissions and the FCC. Before we can complete the purchase of the GST assets, we will need to get regulatory consents for the transfer of GST licenses and construction permits to us and, in some cases, secure our own licenses to run the assets and operations that we purchase from GST. We cannot assure you that we will be able to get these regulatory approvals on a timely basis or without any material adverse conditions being imposed on us.

     In addition, any delay in the closing of the GST acquisition could result in the loss of customers and the related revenue, as well as key personnel of GST. These losses could in turn adversely affect GST's ongoing business and results of operations for the fourth quarter of 2000 and the first quarter of 2001, and possibly longer.

     We may not be able to secure the necessary third-party consents to assume the contracts purchased from GST.

     We may need third-party consents to assume the rights conveyed by certain contracts which we are purchasing from GST. We cannot assure you that we will be able to get consents from third-parties, and the transfer to us of certain contracts on conditions and terms made available to GST may not be possible.

Our quarterly operating results will fluctuate.

     As a result of the limited revenue and significant expenses associated with the expansion and development of our networks and services and the inherent risks in integrating a large acquisition such as GST, we anticipate that our operating results could vary significantly from quarter to quarter. Changes in the usage or payment patterns of significant customers may also cause operating results to vary.

                        Risks Relating to our Industry

We depend on interconnection with incumbent local exchange carriers.

     Our services may be less attractive if we cannot obtain high quality, reliable and reasonably priced interconnection from incumbent local exchange carriers. The Telecommunications Act of 1996 requires incumbent local exchange carriers to allow us to connect to their networks, thereby connecting to end users not on our networks, which is commonly referred to as "interconnection" within our industry. However, negotiating interconnection agreements with the incumbent local exchange carriers takes considerable time, effort and expense. The agreements are also subject to state regulation. We may be unable to obtain interconnection at rates that are both competitive and profitable.

The local services market is highly competitive, and many of our competitors have significant advantages that may adversely affect our ability to compete with them.

     We operate in an increasingly competitive environment and some companies may have competitive advantages over us. Most incumbent local exchange carriers offer substantially the same services as we offer. Incumbent local exchange carriers benefit from:

     o    longstanding relationships with their customers;

     o    greater financial and technical resources;

     o the ability to subsidize local services from revenue in unrelated businesses; and

     o recent regulations that relax price restrictions and decrease regulatory oversight of incumbent local exchange carriers.

     We also face competition from new entrants into the local services business who may also be better established and have greater financial resources. These advantages may impair our ability to compete in price and service offerings or require us to sustain prolonged periods of operating losses in order to retain customers. The current trend of consolidation of telecommunications companies and strategic alliances within the industry could give rise to significant new or stronger competitors for us. Some long distance carriers who are our customers are pursuing alternative ways to obtain local telecommunications services, including by acquiring local exchange carriers or constructing their own facilities.

Competition in local services has also increased as a result of changing government regulations.

     The Telecommunications Act of 1996 has increased competition in the local telecommunications business. The Telecommunications Act of 1996:

     o requires incumbent local exchange carriers to interconnect their networks with those of requesting telecommunications carriers and to allow requesting carriers to collocate equipment at the premises of the incumbent local exchange carriers;

     o requires all local exchange providers to offer their services for resale;

     o    allows long distance carriers to resell local services;

     o requires incumbent local exchange carriers to offer to requesting telecommunications carriers network elements on an unbundled basis; and

     o requires incumbent local exchange carriers to offer to requesting telecommunications carriers the services they provide to end-users to other carriers at wholesale rates.

     However, under the Telecommunications Act of 1996, the FCC and some state regulatory authorities may provide incumbent local exchange carriers with increased flexibility to reprice their services as competition develops and as incumbent local exchange carriers allow competitors to interconnect to their networks. In addition, some new entrants in the local market may price certain services to particular customers or for particular routes below the prices we charge for services to those customers or for those routes. If the incumbent local exchange carriers and other competitors lower their rates and can sustain significantly lower prices over time, this may adversely affect our revenue if we are required by market pressure to price at or below the incumbent local exchange carriers' prices.

     Competition may also increase as a result of a recent World Trade Organization agreement on telecommunications services. As a result of the agreement, the FCC has made it easier for foreign companies to enter the U.S. telecommunications market.

We are subject to significant federal and state regulations that can significantly affect pricing and profitability.

     Existing federal and state regulations, or new regulations, could have a material impact on our prices and revenue. Certain rates that we charge to our customers must be filed with the FCC and/or state regulators, which provides price transparency to customers and competitors.

     In addition, when we provide local exchange services in a market, the Telecommunications Act of 1996 and FCC rules require us to:

     o    not unreasonably limit the resale of our services;

     o    provide telephone number portability if technically feasible;

     o    provide dialing parity to competing providers;

     o    provide access to poles, ducts and conduits that we own; and

     o establish reciprocal compensation arrangements for the transport and termination of telecommunications.

We may receive less revenue if incumbent local exchange carriers successfully challenge reciprocal compensation.

     We currently receive compensation from incumbent local exchange carriers for terminating local calls at the premises of internet service providers. Some companies have challenged our right and the right of others to receive this compensation. Determinations by the FCC or by state utility commissions that such traffic should not be subject to termination compensation could adversely affect our revenue. There is also pending legislation in the U.S. Congress which threatens to eliminate this compensation.

We may experience a reduction in switched access revenue as a result of regulatory rate reform.

     The FCC has established a framework for the eventual deregulation of incumbent local exchange carrier interstate access charges, which will exert a downward pressure on our interstate access rates. We cannot assure you that we will be able to compensate for the reduction in switched access revenue from regulatory rate reform with other revenue sources.

We depend on governmental and other authorizations.

     The development, expansion and maintenance of our networks will depend on, among other things, our ability to obtain rights-of-way and other required governmental authorizations and permits. Any increase in the difficulty or cost of obtaining these authorizations and permits could adversely affect us, particularly where we must compete with companies that already have the necessary permits. In order to compete effectively, we must obtain these authorizations in a timely manner, at reasonable costs and on satisfactory terms and conditions. In certain of the cities or municipalities where we provide network services, we pay license or franchise fees. The Telecommunications Act of 1996 permits municipalities to charge these fees only if they are competitively neutral and nondiscriminatory, but certain municipalities may not conform their practices to the requirements of the Telecommunications Act of 1996 in a timely manner or without legal challenge. We also face the risks that other cities may start imposing fees, fees will be raised or franchises will not be renewed. Some of our franchise agreements also provide for increases or renegotiation of fees at certain intervals. Any increases in these fees may have a negative impact on our financial condition.

            Risks Relating to an Investment in the Debt Securities

Because the debt securities rank below our senior secured debt, you may not receive full payment on your debt securities.

     Before paying principal and interest on the debt securities, we must first make payments on our existing and future senior secured debt, including any outstanding amounts under our existing $475 million senior bank credit facility. In connection with our acquisition of the assets of GST, we expect to replace this existing credit facility with a new $1 billion amended and restated senior secured credit facility. As of June 30, 2000, after giving effect to the acquisition of substantially all the assets of GST and the borrowings we expect to draw down under the credit facilities which consist of $225 million under the new credit facility and $700 million under the bridge loan facility, we would have had approximately $225 million of senior secured indebtedness and $1.1 billion of senior unsecured indebtedness. We would have had the ability to incur $775 million of additional debt under our new senior credit facility, subject to certain conditions.

     Our obligations under the new senior credit facility are secured by substantially all of our assets. If we are unable to repay amounts due on our secured debt, the lenders could proceed against the collateral securing the debt and we may not have enough assets left to pay you. In addition, the new senior credit facility prohibits us from paying amounts due on the debt securities that represent senior unsecured or subordinated debt. This facility also prohibits us from purchasing, redeeming or otherwise acquiring the debt securities, if a default exists under our senior secured debt.

     The debt securities, whether they be senior unsecured or subordinated indebtedness, are not secured by any of our assets. If we become insolvent or are liquidated, or if our debt under the new senior credit facility is accelerated as a result of a cross-default provision in our outstanding debt or otherwise, the lenders under such facility would be entitled to exercise the remedies available to secured lenders under applicable law. Our bank lenders have a claim on substantially all our assets. Accordingly there may be no assets or sufficient assets to pay in full holders of our senior unsecured debt or holders of our subordinated indebtedness. You should also be aware that holders of our subordinated debt securities rank behind holders of our senior unsecured indebtedness, and as such, if we become insolvent, then holders of our subordinated debt will not be eligible for payment until all holders of our senior unsecured debts are satisfied in full.

     None of our subsidiaries are guaranteeing the debt securities. Our subsidiary, Time Warner Telecom Holdings is the borrower under the existing credit facility and is expected to be the borrower under the new credit facility. Furthermore, all of our direct and indirect subsidiaries have guaranteed or will guarantee our obligations under our existing senior credit facility or new senior credit facility, respectively. In addition, the debt securities are subordinated in right of payment to all other debt and other liabilities, including trade payables and guarantees, of our subsidiaries. As of June 30, 2000, after giving effect to the acquisition of substantially all the assets of GST and related borrowings that are currently expected under the new credit facility and bridge loan facility, we would have had approximately $250 million in other liabilities. Substantially all of our consolidated assets are held by our subsidiaries. Any right we may have to receive assets of our subsidiaries upon their liquidation or reorganization, and your resulting rights to participate in those assets, would be effectively subordinated to the claims of our subsidiaries' creditors and to our senior secured creditors.

We depend upon our subsidiaries for the cash flow necessary to service our debt obligations, including the debt securities.

     The debt securities are obligations exclusively of Time Warner Telecom, which is a holding company. We derive substantially all of our revenue from our operating subsidiaries and do not have significant operations of our own. As a result, we are depending upon the ability of our subsidiaries to provide us with cash, in the form of dividends, intercompany credits, loans or otherwise, to meet our debt service obligations, including our obligations under the debt securities. These subsidiaries are separate and distinct legal entities and have no obligations to pay any amounts due on the debt securities or to make any funds available. In addition, dividends, loans or other distributions to us from our subsidiaries may be subject to contractual or other restrictions, will depend upon the results of operations of such subsidiaries and may be subject to other business considerations.

Your rights to be repaid would be adversely affected if a court determined that we issued the debt securities for inadequate consideration or with intent to defraud our creditors.

     Our ability to repay the debt securities may be adversely affected if it is determined in a bankruptcy, insolvency or similar proceeding that:

     o we issued the debt securities with intent to delay or defraud any creditor;

     o we contemplated insolvency with a design to prefer some creditors to the exclusion of others; or

     o we issued the debt securities for less than reasonably equivalent value and were insolvent at the time the debt securities were originally issued.

     In such event, a court could, among other things, void all or a portion of our obligations to you. In this case, you may not be repaid in full. A court may also subordinate our obligations to you to our other debt to a greater extent than would otherwise be the case. In this case, other creditors would be entitled to be paid in full before any payment could be made on the debt securities. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy your claims.

          RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our consolidated ratio of earnings to fixed charges (in thousands).

                                                                                                          Six Months Ended
                                                     Years Ended December 31,                                  June 30
                                ----------------------------------------------------------------------- ---------------------
                                                                                              Pro
                                                            Historical                       Forma       Historical  Pro Forma
                                -------------------------------------------------------      -----       ----------  ---------
                                   1995        1996         1997        1998       1999      1999(b)        2000       2000(b)
                                   ----        ----         ----        ----       ----

Ratio of Earnings to Fixed          (a)         (a)          (a)         (a)        (a)       (a)           1.50         (a)
Charges

     (a) The deficiency of earnings to cover fixed charges was $51,105, $86,116, $70,656, $92,927, and $59,714 for the years ended December 31, 1995,
1996, 1997, 1998 and 1999, respectively, and $264,700 and $97,201 for the pro forma year ended December 31, 1999 and six months ended June 30, 2000 respectively.

     (b) The pro forma data for the six months ended June 30, 2000 and the year ended December 31, 1999 give effect to the acquisition of substantially all of the assets of GST and related borrowings under the new credit facility and bridge loan facility.

     For purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges, earnings were calculated by adding (i) net income (loss) before income taxes and (ii) interest expense, including the portion of rents representative of an interest factor. Fixed charges consist of interest expense, capitalized interest and the portion of rents representative of an interest factor.

     Because we do not have any preferred stock outstanding, the ratio of earnings to fixed charges and preferred stock dividends, and the deficiency of earnings to cover fixed charges and preferred stock dividends were the same as the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges

                                USE OF PROCEEDS

     We will use the net proceeds from our sale of the securities to pay all or a portion of the purchase price and associated fees and expenses under the GST asset purchase agreement, or to refinance debt previously incurred for these purposes. In addition, we may use the proceeds from our sale of any debt securities or preferred stock that are not convertible into common stock for capital expenditures and other corporate purposes.

                        DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

     The debt securities will be our general obligations. In the event that any series of debt securities will be subordinated to other securities, that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Debt securities will be issued under one or more indentures between us and one or more commercial banks to be selected as trustees (collectively, the "Trustee"). A copy of the form of indenture has been filed as an exhibit to the registration statement filed with the SEC. Set forth below is a summary of the material terms of the indenture.

General

         The indenture does not limit the aggregate principal amount of debt securities that can be issued under it. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

     (1) the title of the debt securities of the series;

     (2) any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

     (3) the date or dates on which the principal and premium with respect to the debt securities of the series are payable;

     (4) the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of Registered Securities (as defined below)), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

     (5) the currency or currencies in which debt securities of the series shall be denominated, if other than U.S. dollars, the place or places, if any, in addition to or instead of the corporate trust office of the Trustee (in the case of Registered Securities) or the principal New York office of the Trustee (in the case of Bearer Securities (as defined below), where the principal, premium, and interest with respect to debt securities of the series shall be payable;

     (6) the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part at our option or otherwise;

     (7) whether debt securities of the series are to be issued as Registered Securities or Bearer Securities or both and, if Bearer Securities are to be issued, whether coupons will be attached to them, whether Bearer Securities of the series may be exchanged for Registered Securities of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

     (8) if any debt securities of the series are to be issued as Bearer Securities or as one or more Global Securities (as defined below) representing individual Bearer Securities of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary Bearer Security of the series payable with respect to any interest payment date prior to the exchange of such temporary Bearer Security for definitive Bearer Securities of the series shall be paid to any clearing organization with respect to the portion of such temporary Bearer Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the Persons entitled to interest payable on such interest payment date; and the terms upon which a temporary Bearer Security may be exchanged for one or more definitive Bearer Securities of the series;

     (9) our obligation, if any, to redeem, purchase, or repay debt securities of the series under any sinking fund or analogous provisions or at the option of a holder of such debt securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series shall be redeemed, purchased, or repaid, in whole or in part, under such obligations;

     (10) the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for our or any other issuer's or obligor's common stock, preferred stock, other debt securities or warrants for common stock, preferred stock, indebtedness or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

     (11) if other than denominations of $1,000 or any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

     (12) if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

     (13) if the principal amount payable at the Stated Maturity (as defined below) of debt securities of the series will not be determinable as of any one or more dates prior to such Stated Maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the Stated Maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

     (14) any changes or additions to the provisions of the indenture dealing with defeasance;

     (15) if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

     (16) the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as amended, are applicable and any corresponding changes to provisions of the indenture as then in effect;

     (17) any addition to or change in the Events of Default (as defined below) with respect to the debt securities of the series and any change in the right of the Trustee or the holders to declare the principal, premium and interest with respect to such debt securities due and payable;

     (18) if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities in definitive registered form, the depositary (as defined in the applicable prospectus supplement) for such global security and the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to in the indenture;

     (19) any Trustee, authenticating or paying agents, transfer agents or registrars;

     (20) the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers, or sales of assets;

     (21) the terms, if any, of any guarantee of the payment of principal, premium, and interest with respect to debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect;

     (22) the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the indenture relating to subordination;

     (23) with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

     (24) any other terms of the debt securities of the series (which terms shall not be prohibited by the provisions of the indenture).

     The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates, including those applicable to:

     (1) Bearer Securities;

     (2) debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities);

     (3) debt securities with respect to which principal, or interest is payable in a foreign or composite currency;

     (4) debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Debt Securities"); and

     (5) variable rate debt securities that are exchangeable for fixed rate debt securities.

     Unless otherwise provided in the applicable prospectus supplement, Registered Securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the prospectus supplement relating to such Bearer Securities.

     All funds which we pay to a paying agent for the payment of principal, premium or interest with respect to any debt securities that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holders of such debt securities or any coupons appertaining thereto will thereafter look only to us for payment thereof.

Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A global security will be deposited with, or on behalf of, a depositary, which will be identified in the prospectus supplement relating to such debt securities. Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such debt securities. We anticipate that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a global security, the depositary for such global security will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with the depositary ("Participants"). Such accounts shall be designated by the dealers or underwriters with respect to such debt securities or, if such debt securities are offered and sold directly by us or through one or more agents, by us or such agents. Ownership of beneficial interests in a global security will be limited to Participants or persons that hold beneficial interests through Participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of Participants) or records maintained by Participants (with respect to interests of persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depositary for a global security, or its nominee, is the registered owner or holder of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by such global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any of such debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

     Subject to the restrictions applicable to Bearer Securities described in an applicable prospectus supplement (see "Limitations on Issuance of Bearer Securities" below), payments of principal, premium, and interest with respect to individual debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner or holder of such global security. Neither we, the Trustee, any paying agent or registrar for such debt securities or any agent of ours or the Trustee's will have any responsibility or liability for (1) any aspect of the records relating to or payments made by the depositary, its nominee or any Participants on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests, (2) the payment to the owners of beneficial interests in the global security of amounts paid to the depositary or its nominee or (3) any other matter relating to the actions and practices of the depositary, its nominee or its Participants. Neither we, the Trustee, any paying agent or registrar for such debt securities or any agent of ours or the Trustee will be liable for any delay by the depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the global security, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the depositary or its nominee for all purposes.

     We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive global security representing any of such debt securities, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security, as shown on the records of the depositary or its nominee. We also expect that payments by Participants to owners of beneficial interests in such global security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in "street name." Such payments will be the responsibility of such Participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described in an applicable prospectus supplement (see "Limitation on Issuance of Bearer Securities" below).

     If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary, we shall appoint a successor depositary. If a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine to no longer have debt securities of a series represented by a global security and, in such event, will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. Furthermore, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the Trustee, and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (if the debt securities are issuable as Registered Securities). Individual debt securities of such series so issued will be issued (1) as Registered Securities in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof if the debt securities are issuable as Registered Securities, (2) as Bearer Securities in the denomination or denominations specified by us if the debt securities are issuable as Bearer Securities or (3) as either Registered Securities or Bearer Securities as described above if the debt securities are issuable in either form.

Limitations on Issuance of Bearer Securities

     The debt securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or Bearer Securities (which will be transferable only by delivery). If such debt securities are issuable as Bearer Securities, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.


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                                                                            27

Certain Covenants

     The following covenants will apply to any senior indebtedness issued under the indenture.

     Limitation on Indebtedness

     A. We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than Indebtedness existing on the date of the indenture); provided that we may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6.0:1.

     Notwithstanding the foregoing, we and any Restricted Subsidiary may Incur each and all of the following:

     (1) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $300 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant;

     (2) Indebtedness owed:

          (A) to us evidenced by a promissory note; or

          (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this paragraph (2);

     (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness incurred under paragraph (1), (2), (4), (6), (8) or (9) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund any series of debt securities under the indenture or Indebtedness that is pari passu with, or subordinated in right of payment to, such debt securities shall only be permitted under this paragraph (3) if:

          (A) in case any series of debt securities under the indenture are refinanced in part or the Indebtedness to be refinanced is pari passu with such debt securities, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, such debt securities that remain outstanding;

          (B) in case the Indebtedness to be refinanced is subordinated in right of payment to such debt securities such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such debt securities at least to the extent that the Indebtedness to be refinanced is subordinated to such debt securities; and

          (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may our Indebtedness be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this paragraph (3);

     (4) Indebtedness:

          (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business;

          (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements are:

               (i) designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates; and

               (ii) do not increase our Indebtedness outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

          (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or those of a Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

     (5) our Indebtedness, to the extent the net proceeds thereof are promptly:

          (A) used to purchase debt securities tendered in an Offer to Purchase made as a result of a Change of Control; or

          (B) deposited to defease any series of debt securities under the indenture as described below under "Defeasance";

     (6) Guarantees of any series of debt securities under the indenture and Guarantees of Indebtedness of us by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant;

     (7) Indebtedness Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to extent of the fair market value of the equipment, inventory or network assets so acquired, plus associated goodwill) by us or a Restricted Subsidiary after the date of the indenture;

     (8) our Indebtedness not to exceed, at any one time, outstanding, two times:

          (A) the Net Cash Proceeds received by us after the date of the indenture from the issuance and sale of our Capital Stock (other than Disqualified Stock) to a Person that is not our Subsidiary, to the extent:

               (i) such Net Cash Proceeds have not been used pursuant to
          (4)(C)(2) of the first paragraph or clauses (3), (4), (6) or (7) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; and

               (ii) if such Net Cash Proceeds are used to consummate a transaction pursuant to which we Incur Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one-half of the amount of Acquired Indebtedness so Incurred; and

          (B) 80% of the fair market value of property (other than cash and cash equivalents) received by us after the date of the indenture from the sale of our Capital Stock (other than Disqualified Stock) to a Person that is not our Subsidiary, to the extent:

               (i) such sale of Capital Stock has not been used pursuant to clauses (3), (4), (6) or (7) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; and

               (ii) if such Capital Stock is used to consummate a transaction pursuant to which we Incur Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so Incurred; provided that such Indebtedness does not mature prior to the longest Stated Maturity of any debt securities outstanding under the indenture and has an Average Life longer than the Average Life of all debt securities outstanding under the indenture;

     (9) Acquired Indebtedness;

     (10) Strategic Subordinated Indebtedness; and

     (11) our subordinated Indebtedness (in addition to Indebtedness permitted under clauses (1) through (10) above) in an aggregate principal amount outstanding at any time not to exceed $200 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant.

     B. Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that we or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rate of currencies.

     C. For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant:

     (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

     (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant shall not be treated as Indebtedness.

     For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     D. For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, provided that:

     (1) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the date of the indenture shall be calculated based on the relevant currency exchange rate in effect on the date of the indenture; and

     (2) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, converted into the currency in which the Indebtedness being refinanced is denominated at the currency exchange rate in effect on the date of such refinancing, does not exceed the principal amount of such Indebtedness being refinanced (plus premiums, accrued interest, fees and expenses). The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the foreign currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

     Limitation on Restricted Payments

     We will not, and will not permit any Restricted Subsidiary to directly or indirectly:

     (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (A) dividends or distributions payable solely in shares of our Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire such shares of Capital Stock and (B) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than us or any of our Restricted Subsidiaries;

     (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:

          (A) us or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person; or

          (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by an Affiliate of us (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of our Capital Stock;


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                                                                            31

     (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of our Indebtedness that is subordinated in right of payment to the debt securities outstanding under the indenture; or

     (4) make any Investment, other than a Permitted Investment, in any Person (all such payments or other actions described in clauses (1) through (4) above are collectively called "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

          (A) a Default or Event of Default shall have occurred and be continuing;

          (B) we could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

          (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution) made after the date of the indenture shall exceed the sum of:

               (i) the amount by which Consolidated EBITDA exceeds 150% of Consolidated Interest Expense, in each case, determined on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the date of the indenture and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant; plus

               (ii) the aggregate Net Cash Proceeds received by us after the date of the indenture from the issuance and sale permitted by the indenture of our Capital Stock (other than Disqualified Stock) to a Person who is not our Subsidiary, including an issuance or sale permitted by our indenture of Indebtedness for cash subsequent to the date of the indenture upon the conversion of such Indebtedness into our Capital Stock (other than Disqualified Stock), or from the issuance to a Person who is not our Subsidiary of any options, warrants or other rights to acquire our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of any series of debt securities under the indenture), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clauses (8) or (9) of the "Limitation on Indebtedness" covenant; plus

               (iii) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by us or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provisions shall not be violated by reason of:

     (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

     (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to any series of debt securities under the indenture including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (a)(3) of the "Limitation on Indebtedness" covenant;

     (3) the repurchase, redemption or other acquisition of our Capital Stock or that of an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock);

     (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of our Indebtedness which is subordinated in right of payment to any series of debt securities under the indenture (including, without limitation, Parent Company Debt) in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of our Capital Stock (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock);

     (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

     (6) Investments in any Person the primary business of which is related, ancillary or complementary to our business and that of our Restricted Subsidiaries on the date of such Investments; provided that the aggregate amount of Investments made pursuant to this clause (6) does not exceed the sum of:

          (A) $10 million; and

          (B) the amount of Net Cash Proceeds received by us after the date of the indenture from the sale of our Capital Stock (other than Disqualified Stock) to a Person who is not our Subsidiary, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause
     (a)(8) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (4)(C)(2) of the first paragraph, or clauses (3) or (4) of this paragraph, of this "Limitation on Restricted Payments" covenant; and

          (C) the net reduction in Investments made pursuant to this clause
     (6) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the


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                                                                            33

     definition of "Investments"), provided that the net reduction in any Investment shall not exceed the amount of such Investment;

     (7) Investments acquired in exchange for our Capital Stock (other than Disqualified Stock);

     (8) other Restricted Payments in an aggregate amount not to exceed $10 million;

     (9) for so long as we are treated as a pass-through entity for United States Federal income tax purposes, distributions to our equity holders in an amount not to exceed the Tax Amount for such period; and

     (10) the repurchase, redemption or other acquisition of our Capital Stock (or options, warrants, or other rights to acquire such Capital Stock) from Persons who are or were formerly our directors, officers or employees or those of our Restricted Subsidiaries, provided that the aggregate amount of all such repurchases made in any calendar year pursuant to this clause (10) shall not exceed $2.0 million;

provided that, except in the case of clauses (1) and (3) of this paragraph no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or
(4) thereof and an Investment referred to in clause (6) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3),
(4) and (6), shall be included in calculating whether the conditions of clause
(4)(C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of our Capital Stock are used for the redemption, repurchase or other acquisition of any series of debt securities under the indenture, or Indebtedness that is pari passu with such debt securities, then the Net Cash Proceeds of such issuance shall be included in clause (4)(C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary;

     (2) pay any Indebtedness owed to us or any other Restricted Subsidiary;

     (3) make loans or advances to us or any other Restricted Subsidiary; or

     (4) transfer any of our or its property or assets to us or any other Restricted Subsidiary.

     The foregoing shall not restrict any encumbrances or restrictions:

     (1) existing on the date of the indenture or any other agreements in effect on the date of the indenture, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

     (2) existing under or by reason of applicable law or required by any regulatory authority having jurisdiction over us or any Restricted Subsidiary;

     (3) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, renewals or replacements of such encumbrances or restrictions; provided that the encumbrances and restrictions in any such extensions, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, renewed or replaced;

     (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:

          (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

          (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on any of our property or assets or those of a Restricted Subsidiary not otherwise prohibited by the indenture; or

          (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets of those of a Restricted Subsidiary in any manner material to us or any Restricted Subsidiary;

     (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

     (6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

          (A) the encumbrance or restriction either:

               (i) applies only in the event of a payment default or non-compliance with respect to a financial covenant contained in such Indebtedness or agreement; or

               (ii) is contained in a Credit Agreement;

          (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of debt securities than is customary in comparable financing (as determined by us); and

          (C) we determine on the date of the Incurrence of such Indebtedness that any such encumbrance or restriction would not be expected to materially impair either our ability to make principal or interest payments on any series of debt securities under the indenture.

     Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent us or any Restricted Subsidiary from:

     (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant; or

     (2) restricting the sale or other disposition of our property or assets of those of any of our Restricted Subsidiaries that secure our Indebtedness or that of any of our Restricted Subsidiaries.

     Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

     We will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

     (1) to us or a Wholly Owned Restricted Subsidiary;

     (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

     (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

     (4) issuances or sales of Common Stock of a Restricted Subsidiary, provided that we or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in compliance with the "Limitation on Asset Sales" covenant.

     Limitation on Issuances of Guarantees by Restricted Subsidiaries

     We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any of our Indebtedness which is pari passu with or subordinate in right of payment to any series of debt securities under the indenture ("Guaranteed Indebtedness"), unless:

     (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of such debt securities by such Restricted Subsidiary; and

     (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

     If the Guaranteed Indebtedness is (1) pari passu with any series of debt securities under the indenture, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (2) subordinated to any series of debt securities under the indenture, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to such debt securities.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

     (1) any sale, exchange or transfer, to any Person not an Affiliate of us, of all of our and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

     (2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

     Limitation on Transactions with Shareholders and Affiliates

     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with a Related Person or with any of our Affiliates or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to us or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a Related Person or an Affiliate.

     The foregoing limitation does not limit and shall not apply to:

     (1) transactions:

          (A) approved by a majority of the disinterested members of the Board of Directors; or

          (B) for which we or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to us or such Restricted Subsidiary from a financial point of view;

     (2) any transaction solely between us and any of our Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted
Subsidiaries;

     (3) the payment of reasonable and customary regular fees to our directors who are not our employees;

     (4) any payments or other transactions pursuant to any tax-sharing agreement between us and any other Person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

     (5) any transaction with respect to the lease or sharing or other use of cable or fiber lines, equipment, transmission capacity, right-of-way or other access rights, between us or any Restricted Subsidiary and any other Person; provided that such transaction is on terms that:

          (A) are consistent with our past practice and those of our Restricted Subsidiaries; and

          (B) are no less favorable, taken as a whole, to us or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person or, in the event that there are no comparable transactions involving unrelated Persons to apply for comparative purposes, is otherwise on terms that, taken as a whole, we have determined to be fair to us or the relevant Restricted Subsidiary; or

     (6) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

     Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by (2) and (6) of this paragraph, the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause
(1)(A) or (B) above.

     Limitation on Liens

     Under the indenture, we will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of our assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for any series of debt securities under the indenture and all other amounts due under the indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to such debt securities, prior to) the obligation or liability secured by such Lien.

     This restriction will not apply to:

     (1) Liens existing on the date of the indenture;

     (2) Liens granted after the date of the indenture on any of our or any Restricted Subsidiary's assets or Capital Stock created in favor of the Holders;

     (3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to us or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to us or such other Restricted Subsidiary;

     (4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under (3) of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any of our or a Restricted Subsidiary's property or assets securing the Indebtedness being refinanced;

     (5) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; or

     (6) Permitted Liens.

     Limitation on Sale-Leaseback Transactions

     We will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of our assets or properties or those of a Restricted Subsidiary whether now owned or hereafter acquired, whereby we sell or transfer and a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter we lease assets or properties or a Restricted Subsidiary leases such assets or properties or any part thereof or any other assets or properties which we or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if:

     (1) the lease is for a period, including renewal rights, of not in excess of three years;

     (2) the lease secures or relates to industrial revenue or pollution control bonds;

     (3) the transaction is solely between us and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or

     (4) we or such Restricted Subsidiary applies an amount not less than the net proceeds received from such sale in compliance with the "Limitation on Asset Sales" covenant.

     Limitation on Asset Sales

     We will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

     (1) the consideration received by us or our Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

     (2) at least 75% of the consideration received consists of cash, Temporary Cash Investments or the assumption of Indebtedness by us (other than Indebtedness that is subordinated to any series of debt securities under the indenture) or of a Restricted Subsidiary and unconditional release of us and our Restricted Subsidiaries from all liability on the Indebtedness assumed; provided, however, that this clause shall not apply to long-term assignments of capacity in a telecommunications network.

     In the event and to the extent that the Net Cash Proceeds received by us or any of our Restricted Subsidiaries from one or more Asset Sales occurring on or after the date of the indenture in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which our consolidated balance sheet and those of our Subsidiaries has been filed with the SEC pursuant to the "SEC Reports and Reports to Holders" covenant), then we shall or shall cause the relevant Restricted Subsidiary to:

     (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets:

          (A) apply an amount equal to such excess Net Cash Proceeds less any amounts invested within 6 months prior to such Asset Sale in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, us and our Restricted Subsidiaries on the date of such Asset Sale (the "Adjusted Net Cash Proceeds") to permanently repay our unsubordinated Indebtedness or that of any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than us or our Restricted Subsidiaries;

          (B) invest an equal amount, or the amount of Adjusted Net Cash Proceeds not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, us and our Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution); and

     (2) apply (no later than the end of the 12-month period referred to in the above paragraph (1)) such excess Adjusted Net Cash Proceeds (to the extent not applied pursuant to the above paragraph as provided in the following paragraph of this "Limitation on Asset Sales" covenant):

     The amount of such excess Adjusted Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds".

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, we must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of all the debt securities issued under the indenture and to the extent permitted or required by the terms thereof, any other of our Indebtedness that is pari passu with any series of debt securities under the indenture, equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the debt securities and such other Indebtedness, if applicable, on the relevant Payment Date, plus, in each case, accrued interest (if any) to the Payment Date.

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the definition of any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, aggregate net income (or loss) of us and our Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

     (1) the net income (or loss) of any Person that is not a Restricted Subsidiary, except (A) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to us or any of our Restricted Subsidiaries by such Person during such period and (B) with respect to net losses, to the extent of the amount of Investments made by us or any Restricted Subsidiary in such Person during such period;

     (2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause 4(C) of the first paragraph of the "Limitation on Restricted Payments" covenant (and in such case, except to the extent includable pursuant to clause (1) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by us or any of our Restricted Subsidiaries;

     (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

     (4) any gains or losses (on an after-tax basis) attributable to Asset
Sales;

     (5) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause 4(C) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amount paid or accrued as dividends (other than dividends to the extent paid or payable in shares of Capital Stock (other than our Disqualified Stock)) on our Preferred Stock or any Restricted Subsidiary owned by Persons other than us and any of our Restricted Subsidiaries;

     (6) all extraordinary gains and extraordinary losses; and

     (7) any compensation expense paid or payable solely with Capital Stock (other than our Disqualified Stock) or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock).

     "Adjusted Consolidated Net Tangible Assets" means the total amount of our assets and those of our Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom:

     (1) all our current liabilities and those of our Restricted Subsidiaries (excluding intercompany items); and

     (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent quarterly or annual consolidated balance sheet and those of our Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means:

     (1) an investment by us or any of our Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with us or any of our Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to our businesses and those of our Restricted Subsidiaries on the date of such investment; or

     (2) an acquisition by us or any of our Restricted Subsidiaries of the property and assets of any Person other than us or any of our Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to our businesses and those of our Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by us or any of our Restricted Subsidiaries (other than to us or another Restricted Subsidiary) of:

     (1) all or substantially all of the Capital Stock of any Restricted Subsidiary; or

     (2) all or substantially all of the assets that constitute a division or line of business of us or any of our Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by us or any of our Restricted Subsidiaries to any Person other than us or any of our Restricted Subsidiaries of:

     (1) all or any of the Capital Stock of any Restricted Subsidiary;

     (2) all or substantially all of the property and assets of an operating unit or business of us or any of our Restricted Subsidiaries; or

     (3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of us or any of our Restricted Subsidiaries outside the ordinary course of our business or that of such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of all or substantially all of our assets; provided that "Asset Sale" shall not include:

          (A) sales or other dispositions of inventory, receivables and other current assets;

          (B) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant;

          (C) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officer's Certificate) not in excess of $5 million in any transaction or series of related transactions; or

          (D) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property, assets or securities of the kind described in clause (1)(B) of the "Limitation on Asset Sales" covenant.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (B) the amount of such principal payment by (2) the sum of all such principal payments.

     "Board of Directors" means our Board of Directors.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the date of the indenture or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as:

     (1) the Former Parent Companies as a group cease to have the ability to elect a majority of the members of the Board of Directors (other than our chief executive officer and independent directors; provided that independent directors shall be included in calculating whether the foregoing majority requirement is satisfied if the directors nominated by the Former Parent Companies do not constitute a majority of the committee that selects the Board of Directors' nominees for independent directors) and a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Former Parent Companies) has become the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of our Voting Stock, on a fully diluted basis and such ownership represents a greater percentage of the total voting power of our Voting Stock, on a fully diluted basis, than is held by the Former Parent Companies as a group on such date; or

     (2) individuals who on the date of the indenture constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our stockholders or members, as the case may be, was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the date of the indenture or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Change of Control Period" means, with respect to a Change of Control, the period of 60 days commencing on the date of the earlier to occur of (1) public notice of the occurrence of a Change of Control or of our intention to effect a Change of Control and (2) the Change of Control.

     "Common Stock" means, with respect to any Person, such Person's equity other than Preferred Stock of such Person, whether outstanding on the date of the indenture or issued thereafter including, without limitation, all series and classes of such Common Stock, including any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) thereof.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period:

     (1) plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

          (A) Consolidated Interest Expense;

          (B) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

          (C) depreciation expense;

          (D) amortization expense; and

          (E) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for us and our Restricted Subsidiaries in conformity with GAAP; and

     (2) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(C) of the first paragraph of the "Limitation on Restricted Payments" covenant, less (to the extent not otherwise reduced in accordance with GAAP) the aggregate amount of deposits made by us and our Restricted Subsidiaries after the date of the indenture in connection with proposed Asset Acquisitions that are forfeited by us or any of our Restricted Subsidiaries; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to:

          (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by;

          (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by us or any of our Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of Original Issue Discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by us or any of our Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations, in each case that is paid, accrued or scheduled to be paid or to be accrued by us and our Restricted Subsidiaries during such period: excluding, however:

     (1) in calculating Consolidated EBITDA, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof); and

     (2) any premiums, fees and expenses (and any, amortization thereof) payable in connection with offering of any series of debt securities under the indenture, all as determined on a consolidated basis, (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of:

     (1) the aggregate amount of Indebtedness of us and our Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to;

     (2) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which our financial statements have been filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant (such four fiscal quarter period being the "Four Quarter Period"); provided that, in making the foregoing calculation:

          (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date;

          (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

          (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into us or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on our most recently available quarterly or annual consolidated balance sheet and those of our Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of our Capital Stock or any of our Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Agreement" means credit agreements, vendor financings, or similar facilities or arrangements made available from time to time to us and our Restricted Subsidiaries from banks, other financial institutions and/or equipment manufacturers for the Incurrence of Indebtedness, including letters of credit and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

     (1) required to be redeemed prior to the Stated Maturity of the debt securities of a series;

     (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the debt securities of a series; or

     (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the debt securities of a series;

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an Asset Sale or Change of Control occurring prior to the Stated Maturity of the debt securities of a series shall not constitute Disqualified Stock if the Asset Sale or Change of Control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Debt Securities Upon a Change of Control" covenants and such

Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides, that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such debt securities as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Debt Securities Upon a Change of Control" covenant.

     "Equity Offering" means an offering of our Common Stock for cash pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements contained therein.

     "fair market value" means the price that would be paid in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a board resolution; provided that for purposes of clause (8) of the second paragraph of "Limitation on Indebtedness" covenant,

     (1) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and

     (2) in the even the aggregate fair market value of any other property (other than cash or cash equivalents) received by us exceeds $15 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Trustee.

     "Former Parent Companies" means Time Warner Inc., MediaOne Group, Inc. (since acquired by AT&T), Advance/Newhouse Partnership and the Affiliates of each of the foregoing.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indentures shall be made without giving effect to:

     (1) the amortization of any expenses incurred in connection with the offering of any series of debt securities under the indenture; and

     (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

     (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

     (1) all indebtedness of such Person for borrowed money;

     (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

     (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

     (5) all Capitalized Lease Obligations of such Person;

     (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

     (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

     (8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent


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                                                                            48

obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

          (A) that the amount outstanding at any time of any Indebtedness issued with Original Issue Discount is the face amount of such Indebtedness less the remaining unamortized portion of the Original Issue Discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP;

          (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest; and

          (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on our balance sheet or those of any Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include;

     (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

     (2) the fair market value of the Capital Stock (or any other Investment), held by us or any of our Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments.

     For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant:

     (1) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities of us or any of our Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

     (2) the fair market value of the assets (net of liabilities (other than liabilities of us or any of our Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

     (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Investment Grade" means a rating of any series of debt securities under the indenture by both S&P and Moody's, each such rating being in one of such agency's four highest generic rating categories that signifies investment grade (i.e., BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's) provided, in each case, such ratings are publicly available; provided further, that in the event Moody's or S&P is no longer in existence, for purposes of determining whether such debt securities are rated "Investment Grade", such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by us, notice of which designation shall be given to the Trustee.

     "Lien" means any mortgage, pledge, security interest, encumbrance, Lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means;

     (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

          (A) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

          (B) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to our consolidated results of operations and those of our Restricted Subsidiaries, taken as a whole,

          (C) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, and

          (D) appropriate amounts to be provided by us or any Restricted Subsidiary as reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

     (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer to purchase by us from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

     (1) the covenant pursuant to which the offer is being made and that all debt securities of a series validly tendered will be accepted for payment on a pro rata basis;

     (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

     (3) that any debt securities of a series not tendered will continue to accrue interest pursuant to their terms;

     (4) that, unless we default in the payment of the purchase price, any debt securities of a series accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

     (5) that Holders electing to have debt securities of a series purchased pursuant to the Offer to Purchase will be required to surrender such debt securities, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such debt securities completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

     (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of any debt securities of a series under the indenture delivered for purchase and a statement that such Holder is withdrawing his election to have such debt securities purchased; and

     (7) that Holders whose debt securities of a series are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of such debt securities surrendered; provided that each such debt security purchased and each new debt security issued shall be in a principal amount of $1,000 or an integral multiple thereof.

     On the Payment Date, we shall:

          (A) accept for payment on a pro rata basis any debt securities of a series under the indenture or portions thereof tendered pursuant to an Offer to Purchase;

          (B) deposit with the Paying Agent money sufficient to pay the purchase price of such debt securities or portions thereof so accepted; and

          (C) deliver, or cause to be delivered, to the Trustee all such debt securities or portions thereof so accepted together with an Officer's Certificate specifying the debt securities or portions thereof accepted for payment by us.

     The Paying Agent shall promptly mail to the Holders of debt securities so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders new debt securities equal in principal amount to any unpurchased


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                                                                            51

portion of the debt securities surrendered; provided that each debt security purchased and each new debt security issued shall be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase.

     We will comply with Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that we are required to repurchase any debt securities of a series under the indenture pursuant to an Offer to Purchase.

     "Original Issue Discount Security" means (1) any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, and (2) any other security which is issued with "original issue discount" within the meaning of
Section 1273 (a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "Permitted Investment" means:

     (1) an Investment in us or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to us, or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of us and our Restricted Subsidiaries on the date of such Investment;

     (2) Temporary Cash Investments;

     (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

     (4) stock, obligations or securities received in settlement of Indebtedness incurred in the ordinary course of business, upon foreclosure of a Lien created in the ordinary course of business or in satisfaction of judgments, including in connection with a bankruptcy proceeding; or

     (5) investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits;

     (6) Interest Rate Agreements and Currency Agreements designed solely to protect us or our Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

     (7) loans or advances to our officers or employees or those of any Restricted Subsidiary that do not in the aggregate exceed $2 million at any time outstanding; and

     (8) Investments in any Person that is engaged in the telecommunications business and that is not our Affiliate or a Related Person.

     "Permitted Liens" means

     (1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;


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                                                                            52

     (2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent of being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

     (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

     (5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of us or any of our Restricted Subsidiaries;

     (6) Liens (including extensions and renewals thereof) upon real or personal property acquired after the date of the indenture; provided that

          (A) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant, to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property;

          (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

          (C) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

     (7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of us and our Restricted Subsidiaries, taken as a whole;

     (8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of us or our Restricted Subsidiaries relating to such property or assets;

     (9) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

     (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

     (11) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary;

provided that such Liens do not extend to or cover any property or assets of, us or any Restricted Subsidiary other than the property or assets acquired;

     (12) Liens in favor of us or any Restricted Subsidiary;

     (13) Liens arising from the rendering of a final judgment or order against us or any Restricted Subsidiary that does not give rise to an Event of Default;

     (14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

     (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect us or any of our Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

     (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of us and our Restricted Subsidiaries prior to the date of the indenture;

     (18) Liens on or sales of receivables; and

     (19) Liens that secure Indebtedness with an aggregate principal amount not in excess of $5 million at any time outstanding.

     "Person" means, an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Related Person" means, as applied to any Person, any other Person directly or indirectly owning

     (1) 10% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the outstanding equity interest in such Person) or

     (2) 10% or more of the combined outstanding voting power of the Voting Stock of such Person, and all Affiliates of any such other Person.

     "Restricted Subsidiary" means any of our Subsidiaries other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

     (1) for our most recent fiscal year, accounted for more than 10% of the consolidated revenue of us and our Restricted Subsidiaries; or

     (2) as of the end of such fiscal year, was the owner of more than 10% of our consolidated assets and those of our Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements for such fiscal year.

     "SEC" means Securities and Exchange Commission.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

     "Specified Date" means any Redemption Date, any Payment Date for an Offer to Purchase or any date on which any debt securities of a series under the indenture first become due and payable after an Event of Default.

     "Stated Maturity" means:

     (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

     (2) with respect to any scheduled installment of principal of or interest on any debt security as the fixed date on which such installment is due and payable.

     "Strategic Subordinated Indebtedness" means our Indebtedness Incurred to finance the acquisition of a Person engaged in a business that is related, ancillary or complementary to the business conducted by us or any of our Restricted Subsidiaries, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred:

     (1) is expressly made subordinate in right of payment to any debt securities under the indenture; and

     (2) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of our obligations under such debt securities; provided that such Indebtedness may provide for and be repaid at any time from the proceeds of the sale of our Capital Stock (other than Disqualified Stock) or other of our Indebtedness which by its terms, or by the terms of any agreement or instrument pursuant to which such other Indebtedness is Incurred, meets clauses (1) and (2) above after the Incurrence of such Indebtedness.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Tax Amount" means, with respect to any period, without duplication, the increase in the cumulative United States Federal, state and local tax liability of holders of equity interests in us (or if such holder is a pass-through entity for United States income tax purposes, holders of its equity interests) in respect of their interests in us for such period plus any additional amounts payable to such holders to cover taxes arising from the ownership of such equity interests, but excluding any increase in tax liability or additional amounts payable in respect of a gain realized by a holder of an equity interest in us upon the sale or disposition by such holder of an equity interest, including without limitation, any redemption thereof by us, in us.

     "Temporary Cash Investment" means any of the following:


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                                                                            55

     (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

     (2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

     (4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than our Affiliate) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P ;

     (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's;

     (6) corporate debt securities with maturities of eighteen months or less from the date of acquisition and with a rating at the time as of which any Investment therein is made of "A3" (or higher) according to Moody's or "A-" (or higher) according to S&P and

     (7) money market funds at least 95% of the assets of which are invested in the foregoing.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by us or any of our Restricted Subsidiaries, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means:

     (1) any Subsidiary of us that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

     (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary


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                                                                            56

owns any of our Capital Stock, or owns or holds any Lien on any of our property or those of any Restricted Subsidiary; provided that

          (A) any Guarantee by us or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by us or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

          (B) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant and

          (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for election of directors, managers or other voting members of the governing body of such Persons.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

SEC Reports and Reports to Holders

     Whether or not we are required to file reports with the SEC, we shall file with the SEC all such reports and other information as we would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if we were subject thereto. We shall supply the Trustee and each Holder or apply to the Trustee for forwarding to each such holder, without cost to such Holder, copies of such reports and other information.

Events of Default and Remedies

     The following events are defined in the indenture as "Events of Default" with respect to each series of debt securities:

     (1) default in payment of principal or premium, if any, on the debt securities of that series when due at maturity, upon acceleration, redemption or otherwise;


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                                                                            57

     (2) default for 30 days in payment of any interest installment on that series when it becomes due and payable;

     (3) default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our assets or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of debt Securities upon a Change of Control" covenant;

     (4) default for 30 consecutive days after we receive written notice by the Trustee or Holders of 25% or more of the aggregate principal amount of the debt securities of that series as provided in the indenture, in the performance of any other covenant or agreement by us (other than a default in (1) (2), (3) above);

     (5) there occurs with respect to any issue or issues of our Indebtedness (including any other series of debt securities) or that of our Significant Subsidiaries with a principal amount (or in the case of original issue discount securities, accreted value) of $12 million or more, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

     (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $12 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Significant Subsidiary and shall not be paid or discharged, and there is a period of 30 consecutive days following entry of such judgment or order that causes the aggregate amount for all such final judgements or orders outstanding and not paid or discharged against all such Persons to exceed $12 million during which a stay of enforcement by such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

     (7) a court having jurisdiction in the premises enters a decree or order for

          (A) relief in respect of us or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

          (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of our or any Significant Subsidiary's property and assets; or

          (C) the winding up or liquidation of our affairs or the affairs of any Significant Subsidiary and, such decree of order shall remain unstayed and in effect for a period of 30 consecutive days; or

     (8) we or any Significant Subsidiary

          (A) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under and such law;


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                                                                            58

          (B) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary for all or substantially all of our or those of any Significant Subsidiary's property and assets; or

          (C) effect any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in (7) and (8) above that occurs with respect to us) occurs and is continuing under the indenture with respect to a particular series, the Trustee or Holders of at least 25% in aggregate principal amount at maturity of the debt securities of that series then outstanding by written notice to us (and to the Trustee if such notice is given by the Holders), may, and the Trustee shall at the request of such Holders, declare the principal amount of (or, in the case of Original Issue Discount Securities, the portion thereby specified in the terms thereof), premium, if any, and accrued interest on the debt securities of that series to be immediately due and payable. Upon a declaration of acceleration, such principal amount, premium, if any, and accrued interest shall be immediately due and payable.

     In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the Event of Default triggering such event of default pursuant to clause 5 shall be remedied or cured by us or by the relevant Significant Subsidiary or waived by the Holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

     If an Event of Default specified in 7 or 8 above occurs with respect to us, the principal amount of, premium, if any, and accrued interest on any debt securities of that series then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Holders of at least a majority in principal amount of the outstanding debt securities of a series affected by written notice to us and to the Trustee, may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For more information as to the waiver of defaults, see "-Modification of the Indenture."

     The Holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of such debt securities.

     A Holder may not pursue any remedy with respect to the indenture or the debt securities of that series unless:

     (1) the Holder gives the Trustee written notice of a continuing Event of Default;


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                                                                            59

     (2) the Holders of at least 25% in aggregate principal amount of outstanding debt securities of that series make a written request to the Trustee to pursue the remedy;

     (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

     (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

     (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series do not give the Trustee a direction that is inconsistent with the request.

     However, such limitations do not apply to the right of any Holder of debt securities of a series under the indenture to receive payment of the principal amount of, premium, if any, or interest on, such debt securities of a series or to bring suit for the enforcement of any such payment, on or after the due date expressed in the debt securities of a series, which right shall not be impaired or affected without the consent of the holder.

     The indenture will require certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of our and our Restricted Subsidiaries' activities and performance under the indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Modification of the Indenture

     With Consent of Holders

     Modifications and amendments of the indenture may be made by us and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the debt securities of all series outstanding affected by the modification or amendment, voting as a single class; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

     (1) change the Stated Maturity of the principal of, or any installment of interest on, any debt securities of a series under the indenture;

     (2) reduce the principal amount of, or premium, if any, or interest on, any debt securities of a series under the indenture;

     (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any debt securities of a series under the indenture;

     (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any debt securities of a series under the indenture;

     (5) reduce the above-stated percentage of outstanding debt securities, the consent of whose Holders is necessary to modify or amend the indenture;


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                                                                            60

     (6) waive a default in payment of principal of, premium, if any, or interest on the debt securities of a series or modify any provisions of the indenture relating to modification or amendment thereof; or

     (7) reduce the percentage or aggregate principal amount of outstanding debt securities, the consent of whose Holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

     For purposes of this paragraph, if any debt securities of a series are Original Issue Discount Securities, then for the purposes of determining whether the Holders of the requisite principal amount of debt securities of a series have taken any action herein described, the principal amount of such debt securities shall be deemed to be the amount of the principal thereof that would be due and payable at the date of the taking of such action upon a declaration of acceleration of maturity thereof.

     Without Consent of the Holders

     We, when authorized by a resolution of our Board of Directors (as evidenced by board resolutions), and the Trustee may amend or supplement this indenture or the debt securities without notice to or the consent of any holder:

     (1) to cure any ambiguity, defect or inconsistency in this indenture; provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors as evidenced by a board resolution, adversely affect the interests of the Holders in any material respect;

     (2) to comply with the provisions concerning consolidation, merger and sale of assets;

     (3) to comply with any requirements of the SEC in connection with the qualification of this indenture under the Trust Indenture Act ;

     (4) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee;

     (5) to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

     (6) to add one or more Subsidiary Guarantees on the terms required by this indenture;

     (7) to establish the form of terms of any series of debt securities; and

     (8) to make any change that, in the good faith opinion of the Board of Directors as evidenced by a board resolution, does not materially and adversely affect the rights of any holder.

Consolidation, Merger and Sale of Assets

     We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into us unless:

     (1) we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased our property and assets


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                                                                            61

shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on all of the debt securities and under the indenture;

     (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

     (3) immediately after giving effect to such transaction on a pro forma basis, we or any Person becoming the successor obligor of the debt securities shall have a Consolidated Net Worth equal to or greater than our Consolidated Net Worth immediately prior to such transaction; provided that this paragraph
(3) shall only apply to a sale of substantially all, but less than all, of our assets;

     (4) immediately after giving effect to such transaction on a pro forma basis we, or any Person becoming the successor obligor of the debt securities, as the case may be, could Incur at least $1.00 of Indebtedness under (A) of the "Limitation on Indebtedness" covenant; provided that this clause (4) shall not apply to:

          (A) a consolidation, merger or sale of all (but not less than all) of our assets if all of our Liens and Indebtedness or of any Person becoming the successor obligor on the debt securities, as the case may be and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than our Liens and Indebtedness and those of our Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the indenture or

          (B) a consolidation, merger or sale of all or substantially all of our assets if immediately after giving effect to such transaction on a pro forma basis, we or any Person becoming the successor obligor of the debt securities shall have a Consolidated Leverage Ratio equal to or less than our Consolidated Leverage Ratio immediately prior to such transaction; and

     (5) we deliver to the Trustee an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with paragraphs (3) and (4) above) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided, however, that paragraphs (3) and (4) above do not apply if, in the good faith determination of our Board of Directors, whose determination shall be evidenced by a board resolution, the principal purpose of such transaction is to change our state of incorporation; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

     Defeasance and Discharge.

     The indenture will provide that we will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of that series on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the debt securities of that series (except for, among other matters, certain obligations to register the transfer or exchange of the debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

     (1) we have deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the debt securities of that series on the Stated Maturity of such payments in accordance with the terms of the indenture and the debt securities of that series;

     (2) we have delivered to the Trustee

          (A) either (i) an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date the debt securities of that series are issued under the indenture such that a ruling is no longer required or (ii) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel; and

          (B) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

     (3) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound; and

     (4) if at such time such debt securities are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that such debt securities will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default.

     The indenture further will provide that the provisions of the indenture will no longer be in effect with respect to paragraphs (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," paragraph (3) under "Events of Default" with respect to such paragraphs (3) and (4) under "Consolidation, Merger and Sale of Assets," paragraph (4) under "Events of Default" with respect to such other covenants and paragraphs (5) and (6) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of,


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                                                                            63

premium, if any, and accrued interest on the debt securities of that series on the Stated Maturity of such payments in accordance with the terms of the indenture and the debt securities of that series, the satisfaction of the provisions described in paragraphs (2)(B), (3) and (4) of the preceding paragraph and the delivery by us to the Trustee of an opinion of counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default.

     In the event we exercise the option to omit compliance with certain covenants and provisions of the indenture with respect to the debt securities of that series as described in the immediately preceding paragraph and such debt securities of that series are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such debt securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

Repurchase of Debt Securities Upon a Change of Control

     We must commence, within 30 days of the later of (1) the occurrence of a Change of Control and (2) the end of the Change of Control Period with respect to a Change of Control, and consummate an Offer to Purchase for all the debt securities then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued interest (if any) to the Payment Date; provided that, we shall not be required to commence and consummate an Offer to Purchase if, at the time specified above for the commencement of an Offer to Purchase the debt securities of a series shall be rated Investment Grade.

     There can be no assurance that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of the debt securities of a series) required by the foregoing covenant (as well as may be contained in our other securities which might be outstanding at the time).

     The above covenant requiring us to repurchase the debt securities will, unless consents are obtained, require us to repay all indebtedness then outstanding which by its terms would prohibit such debt security repurchase, either prior to or concurrently with such debt security repurchase.

No Personal Liability of Incorporators Stockholders, Officers, Directors, or Employees

     The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the debt securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any of our obligations, covenant or agreement or because of the creation of any Indebtedness represented thereby, shall be had against any of our or our successors, incorporator, stockholder, officer, director, employee or controlling person. Each Holder, by accepting the debt securities, waives and releases all such liability.

Concerning the Trustee


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                                                                            64

     The indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                         DESCRIPTION OF CAPITAL STOCK

     Our restated certificate of incorporation provides for authorized capital stock of 459.8 million shares, including 277.3 million shares of Class A common stock, $.01 par value per share, 162.5 million shares of Class B common stock, $.01 par value per share, and 20 million shares of preferred stock, $.01 par value per share. No preferred stock is outstanding and the Class B stockholders are owners of record of all the outstanding shares of Class B common stock.

Common Stock

     The relative rights of the Class A common stock and Class B common stock are substantially identical in all respects, except for voting rights and conversion rights.

     Voting Rights.

     Each share of Class A common stock entitles the holder to one vote and each share of Class B common stock entitles the holder to 10 votes on each matter to be voted upon by the holders of the common stock. The holders of the shares of Class A common stock and Class B common stock vote as one class on all matters to be voted on by stockholders, including, without limitation, the election of directors and any proposed amendment to our restated certificate of incorporation that would increase the authorized number of shares of common stock or any class thereof or any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number then outstanding), except as required by the Delaware General Corporation Law and except that,

     (1) as long as the outstanding Class B common stock represents at least 50% of the aggregate voting power of both classes of common stock outstanding, the approval of 100% of the Class B stockholders is required:

          (A) to amend, alter or repeal any provision of the restated certificate of incorporation, other than in connection with certain ministerial actions; or

          (B) for any direct or indirect disposition by us of capital stock of subsidiaries or assets that in either case represent substantially all of our assets and those of our subsidiaries on a consolidated basis.


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                                                                            65

     (2) the approval of 100% of the Class B stockholders is required for the issuance of any additional shares of Class B common stock or any capital stock having more than one vote per share; and

     (3) without a majority vote of the holders of the Class A common stock, certain provisions of the restated certificate of incorporation relating to the termination of, and vote required to waive, the limitations on business purposes described in the next sentence may not be amended, altered or repealed.

     Under the restated certificate of incorporation, we may not directly or indirectly, through a subsidiary or affiliate of ours,

     (1) engage in the business of providing, offering, packaging, marketing, promoting or branding (alone or jointly with or as an agent for other parties) any wireline telecommunications services or other services, including data services, to residences (collectively, "residential services");or

     (2) engage in the business of producing, packaging, distributing, marketing, hosting, offering, promoting, branding or otherwise providing entertainment, information or any other content services, whether fixed or interactive, or any services incidental thereto, but excluding acting solely as a carrier of video, audio or data of unaffiliated parties by providing transport services, so long as we have no other direct or indirect pecuniary interest in the transmitted information or content (collectively, "content services"), in each case until the earlier of (A) the date that is five years after the date of the filing of the restated certificate of incorporation and
(B) the date on which the holders of Class B common stock no longer represent at least 50% of the voting power of our outstanding common stock.

     Neither the holders of Class A common stock nor the holders of Class B common stock have cumulative voting rights.

     Dividends.

     Each share of common stock is entitled to receive dividends from funds legally available therefor if, as and when declared by our board of directors. Class A common stock and Class B common stock share equally, on a share-for-share basis, in any dividends declared by our board of directors. If at any time a distribution of the Class A common stock or Class B common stock is to be paid in shares of Class A common stock, Class B common stock or any other of our securities or any other person, such dividends may be declared and paid only as follows:

     (1) a share distribution consisting of Class A common stock to holders of Class A common stock and Class B common stock, on an equal per share basis; or to holders of Class A common stock only, but in such event there shall also be a simultaneous share distribution to holders of Class B common stock consisting of shares of Class B common stock on an equal per share basis;

     (2) a share distribution consisting of Class B common stock to holders of Class B common stock and Class A common stock, on an equal per share basis; or to holders of Class B common stock only, but in such event there shall also be a simultaneous share distribution to holders of Class A common stock consisting of shares of Class A common stock on an equal per share basis; and

     (3) a share distribution of shares of any class of our securities or any other person other than the common stock, either on the basis of a distribution of identical securities, on an equal per share basis to the holders of Class A common stock and Class B common stock, or on the basis of a distribution of one class of securities to the holders of Class A common stock and another class of securities to holders of Class B common stock, provided that the securities so distributed do not differ in any respect other than relative voting rights and related differences in designations, conversion and share distribution provisions, with the holders of Class B common stock receiving the class having the higher relative voting rights, provided that if the securities so distributed constitute capital stock of our subsidiary, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designations, conversion and distribution provisions between Class A common stock and Class B common stock.

     If we shall in any manner subdivide or combine the outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class of common stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A common stock or Class B common stock, as the case may be, that have been subdivided or combined.

     Conversion.

     Under our restated certificate of incorporation, each share of Class B common stock is convertible at any time and from time to time at the option of the holder thereof into one share of Class A common stock. The Class A common stock has no conversion rights.

     Equivalent Consideration in Certain Transactions.

     In the event of any merger, consolidation, acquisition of all or substantially all of our assets or other reorganization to which we are a party, in which any consideration is to be received by the holders of Class A common stock and Class B common stock, those holders must receive the Equivalent Consideration (as defined below) on a per share basis. Under our restated certificate of incorporation, "Equivalent Consideration" is defined as consideration of substantially equivalent economic value as determined by our board of directors at the time of execution of the definitive agreement relating to the applicable merger, consolidation, acquisition or reorganization, provided, that (1) the holders of Class A common stock can receive consideration of a different form from the consideration to be received by the holders of Class B common stock and (2) if the holders of Class A common stock and Class B common stock are to receive securities of any other person, such securities (and, if applicable, the securities into which the received securities are convertible, or for which they are exchangeable, or which they evidence the right to purchase) can differ with respect to their relative voting rights and related differences in conversion and share distribution provisions, with the holders of shares of Class B common stock receiving the class or series having the higher relative voting rights, and the differences permitted by this clause (2) are not taken into account in the determination of equivalent economic value.

     Other.

     Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of common stock, regardless of class, are entitled to share equally on a share-for- share basis in any assets available for distribution to stockholders on our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. We may not subdivide or combine shares of common stock without at the same time proportionally subdividing or combining shares of the other classes.

Preferred Stock

     Our board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference and to fix the number of shares to be included in any such series. Any preferred stock so issued may rank senior to the Class A common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

     If we offer preferred stock, the terms of that series of preferred stock, will be set forth in the prospectus supplement relating to that series.

Corporate Opportunities

     Our restated certificate of incorporation provides that the Class B stockholders are not restricted from engaging directly or indirectly in the same or similar business activities or lines of business as us. In the event that any of the Class B stockholders acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any of the Class B stockholders and us, such corporate opportunity shall be allocated to the Class B stockholder if offered to any person who is an officer, employee or director of the Class B stockholder and/or us, unless such opportunity is expressly offered to such person primarily in his or her capacity as an officer, employee or director of us. Other than under these circumstances, the Class B stockholders shall have no duty to communicate or present such corporate opportunity to us.

Section 203 of the Delaware General Corporation Law

     Our restated certificate of incorporation expressly states that we have elected not to be governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a "business combination", as defined in clause (c)(3) of that section, with an "interested stockholder", as defined in clause (c)(5) of that section, for a period of three years after the date of the transaction in which the stockholder became an interested stockholder.

Limitations on Liability and Indemnification of Officers and Directors

     Our restated certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our restated certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by that law. We have entered into separate indemnification agreements with our current directors and executive officers which have the effect of providing such persons indemnification protection in the event the restated certificate of incorporation is subsequently amended.

NASDAQ Trading

     The Class A common stock is listed on the NASDAQ Stock Market's National Market under the symbol "TWTC."

Transfer Agent and Registrar

     The transfer agent and registrar for the Class A common stock is Wells Fargo Bank, Minnesota N.A.

                             PLAN OF DISTRIBUTION

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

     We may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each prospectus supplement will describe the terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such securities will be listed. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

     Any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

     Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the Class A common stock, which is listed on The NASDAQ Stock Market's National Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

                            VALIDITY OF SECURITIES

     The validity of the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York and for the underwriters or agents, if any, by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The consolidated and combined financial statements of Time Warner Telecom Inc. appearing in Time Warner Telecom Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of GST Telecommunications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' deficit and cash flow for each of the years in the two-year period ended December 31, 1999, the three month period ended December 31, 1997 and for the year ended September 30, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1999, financial statements contains an explanatory paragraph that states "The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 16
(c) and (d) to the consolidated
financial statements, on May 17, 2000, the Company filed for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Laws. Subsequent to this filing, the Company conducted an auction under the supervision of the Bankruptcy Court that has resulted in a definitive agreement to sell a substantial portion of the Company's assets to Time Warner Telecom Inc. These actions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee.

     SEC registration fee.........................................$1,848,000
     Printing and engraving expenses..............................$  100,000
     Legal fees and expenses......................................$  100,000
     Accounting fees and expenses.................................$   50,000
     Fees of trustee..............................................$   20,000
     Miscellaneous................................................$   32,000
                                                                  ----------
                  Total...........................................$2,150,000
                                                                  ----------

Item 15.  Indemnification of Directors and Officers

     Article VI of the restated certificate of incorporation of Time Warner Telecom Inc. (the "Company") provides that to the fullest extent permitted under the General Corporation Law of the State of Delaware (the "DGCL"), a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

     o for any breach of the director's duty of loyalty to the corporation or its stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

     o for any transaction from which the director derived an improper personal benefit.

     Article VII of the By-laws of the Company provides that to the fullest extent permitted under the DGCL, the Company will indemnify and hold harmless any person that was or is made or threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company. Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Company also has obtained insurance policies which provide coverage for the Company's directors and officers in certain situations, including some situations where the Company cannot directly indemnify the directors of officers.

Item 16.  Exhibits

1.1*      Form of Underwriting Agreement for Debt Securities
1.2*      Form of Underwriting Agreement for Equity Securities
2** Plan of acquisition (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated September 18, 2000.
4*        Form of Indenture
5*        Opinion re legality
12        Statements re computation of ratios
23.1      Consent of Ernst & Young LLP
23.2      Consent of KPMG LLP
23.3*     Consent of Cravath, Swaine & Moore (contained in Exhibit 5)
24        Power of Attorney (included in signature page)
25*        Statement of eligibility of Trustee

-----------------------
*   to be filed by amendment
**  incorporated by reference
Item 17.  Undertakings

          1. The undersigned Registrant hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
          Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     4. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on this 13th day of November, 2000.

                                        TIME WARNER TELECOM INC.

                                        By:        /s/ Paul Jones
                                            ---------------------------------
                                            Name:  Paul Jones
                                            Title: Senior Vice President and
                                                   General Counsel & Regulatory
                                                   Policy


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul Jones and David J. Rayner, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                          Title                          Date


  /s/  Larissa L. Herda           President and Chief       November 13, 2000
-------------------------------   Executive Officer and
       Larissa L. Herda           Representative


  /s/  David J. Rayner            Senior Vice President     November 13, 2000
-------------------------------   and Chief Financial
       David J. Rayner            Officer

  /s/  Jill Stuart                Vice President,           November 13, 2000
-------------------------------   Accounting and Finance
       Jill Stuart Officer        and Chief Accounting


  /s/  Glenn A. Britt             Director                  November 13, 2000
-------------------------------
       Glenn A. Britt


  /s/  Bruce Claflin              Director                  November 13, 2000
-------------------------------
       Bruce Claflin


  /s/  Richard J. Davies          Director                  November 13, 2000
-------------------------------
       Richard J. Davies


  /s/  Spencer B. Hays            Director                  November 13, 2000
-------------------------------
       Spencer B. Hays


  /s/  Larissa L. Herda           Director                  November 13, 2000
-------------------------------
       Larissa L. Herda


  /s/  Lisa Hook                  Director                  November 13, 2000
-------------------------------
       Lisa Hook


  /s/  Robert J. Miron            Director                  November 13, 2000
-------------------------------
       Robert J. Miron

                                EXHIBITS INDEX

     The following exhibits are filed as a part of this Registration
Statement.

    Exhibit
      No.                    Description of Exhibit

       1.1*          Form of Underwriting Agreement for Debt Securities
       1.2*          Form of Underwriting Agreement for Equity Securities
       2**           Plan of acquisition (filed as Exhibit 2.1 to the Company's
                     Current Report on Form 8-K dated September 18, 2000)
       4*            Form of Indenture
       5*            Opinion re legality
      12             Statements re computation of ratios
      23.1           Consent of Ernst & Young LLP
      23.2           Consent of KPMG LLP
      23.3*          Consent of Cravath, Swaine & Moore (included in
                     Exhibit 5)
      24             Power of Attorney (included in signature page)
      25*             Statement of eligibility of Trustee

*   to be filed by amendment
**  incorporated by reference